Exhibit 4.1

THE SECURITIES WHICH ARE REPRESENTED BY THIS INSTRUMENT, AND THE SHARES OF COMMON STOCK ISSUABLE UPON ITS CONVERSION, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES HAVE BEEN OR WILL BE ACQUIRED FOR INVESTMENT PURPOSES ONLY AND NOT WITII A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, TRANSFERRED, MADE SUBJECT TO A SECURITY INTEREST, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS AND UNTIL REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND UNDER SUCH STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL FOR THE COMPANY IS RECEIVED THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR LAWS.

ENLIGHTENED GOURMET, INC.

12% Promissory Note

Due _______ ___, 2008

$______

________ ___, 2007

ENLIGHTENED GOURMET, INC, a Nevada corporation (herein called the "Borrower" or the "Company”), for value received, hereby promises to pay to ________________ (the "Holder") the principal amount of __________ ($______) and to pay interest on such principal amount as set forth below.   Principal and interest shall be paid to the Holder on the ____ day of __________, 2008.

1.

Note.  This Secured Promissory Note (the “Note”) is issued by the Borrower. The Holder is entitled to the benefits of this Note, and may enforce the agreements of the Borrower contained herein and exercise the remedies provided for hereby or otherwise available at law in respect hereto, including with regard to any collateral provided hereunder.

2.

Interest.  The Borrower promises to pay interest (“Interest”) on the principal amount of this Note at the rate of 12% per annum (the “Interest Rate”).  Interest on this Note shall accrue from and including the date of issuance through and until repayment of the principal amount of this Note and payment of all Interest shall be computed on the basis of a 365-day year.  Interest shall be paid and due on the maturity date of the Note.  All payments of interest and principal shall be in lawful money of the United States of America.  All payments shall be applied first to accrued interest and thereafter to principal.  All payments shall be made to the Holder at the address for the Holder set forth below.

Default Rate of Interest.  Notwithstanding the foregoing provisions, but subject to applicable law, any overdue principal of and overdue Interest on this Note shall bear interest, payable on demand in immediately available funds, for each day from the date payment thereof was due to the date of actual payment, at a rate equal to the sum of (i) the Interest Rate and (ii) an additional 5% per annum, and, upon and during the occurrence of an Event of Default (as hereinafter defined), this Note shall bear interest, from the date of the occurrence of such Event of Default until such Event of Default is cured or waived, payable on demand in immediately available funds, at a rate equal to the sum of (i) the Interest Rate and (ii) an additional 5% per annum.  Subject to applicable law, any interest that shall accrue on overdue interest on this Note as provided in the preceding sentence and shall not have been paid in full on or before the next Interest Payment Date to occur after the date on which the overdue interest became due and payable shall itself be deemed to be overdue interest on this Note to which the preceding sentence shall apply.

No Usurious Interest.  In the event that any interest rate(s) provided for in this Note (or any other payment hereunder) shall be determined to be unlawful, such interest rate(s) (or other payment) shall be computed at the highest rate (or amount) permitted by applicable law.  Any payment by the Borrower of any amount in excess of that permitted by law shall be considered a mistake, with the excess being applied to the principal amount of this Note without prepayment premium or penalty; if no such principal amount is outstanding, such excess shall be returned to Borrower.

3.

Optional Prepayment.  The Borrower, at its option, may prepay all or any portion of the principal amount of this Note then outstanding at any time prior to maturity upon not less than 15 days' written notice to the Holder.  All optional prepayments shall include payment of accrued Interest on the entirety of the Note and any payment made shall be applied first to all costs and expenses payable hereunder, then to payment of default interest, if any, then to payment of the Interest, and thereafter to principal.

4.

Collateral.  Borrower has agreed to secure its obligations to the Holder pursuant to the Note, by granting the Holder a security interest in all of the Collateral hereinafter referred to.  In this regard, Borrower will provide Holder with a subordinated third position security interest in all collateral itemized in the Security Agreement (pro rata with other investors in this $__,000 offering of promissory notes).  The security interest shall be subordinate to those prior investors who purchased $1.5 Million dollars in convertible promissory notes in or about October 2006 through January 2007 (the "Senior Indebtedness") and those prior bridge investors that invested in the bridge financings which took place prior to the date of this Note.  The collateral set forth in the Security Agreement is hereinafter referred to as the "Collateral".  Borrower assigns, transfers and grants to the Holder, as security for the payment, observance and performance of all Borrower’s obligations under this Agreement, a security interest in all of Borrower’s right, title and interest in and to the Collateral, subject to the prior rights of the Senior Indebtedness.

5.

Representations and Warranties of the Borrower.  The Borrower hereby represents and warrants to the Holder, after giving effect to the transactions contemplated by this Note, as follows:

(A)

Corporate Existence, Power and Authority; Subsidiaries.  The Borrower is an entity duly organized and in good standing under the laws of its state of formation and is duly qualified as a foreign entity and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a material adverse effect on the Borrower's financial condition, results of operation or business or the rights of the Holder in or to any of the Collateral.  The execution, delivery and performance of this Note, other agreements, documents and/or certificates (collectively, the “Related Documents”) and the transactions contemplated hereunder are all within the Borrower's powers, have been duly authorized and are not in contravention of law or the terms of the Borrower's organizational documents, or any indenture, agreement or undertaking to which the Borrower is a party or by which the Borrower or its property are bound.  This Note and the Related Documents constitute legal, valid and binding obligations of the Borrower enforceable in accordance with their respective terms.

(B)

Compliance with Other Agreements and Applicable Laws.  The Borrower is not in default in any material respect under, or in violation in any material respect of any of the terms of, any agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound and the Borrower is in compliance in all material respects with all applicable provisions of laws, rules, regulations, licenses, permits, approvals and orders of any foreign, Federal, State or local governmental authority.

(C)

Survival of Warranties; Cumulative.  All representations and warranties contained in this Note or any of the Related Documents shall survive the execution and delivery of this Note and shall be conclusively presumed to have been relied on by the Holder regardless of any investigation made or information possessed by the Holder.  The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which the Borrower shall now or hereafter give, or cause to be given, to the Holder.

6.

Amendment.  Amendments and modifications of this Note may be made only by way of a writing executed by the Borrower and Holder.

7.

Defaults and Remedies.

(A)

Events of Default.  An “Event of Default” shall occur if:

i.

the Borrower shall default in the payment of the principal of this Note, when and as the same shall become due and payable, whether at maturity or at a date fixed for prepayment or by acceleration or otherwise, provided it has been given written notice of default and has failed to cure such default within five business days;  or

ii.

the Borrower shall default in the payment of any installment of Interest according to its terms, when and as the same shall become due and payable, provided it has been given written notice of default and has failed to cure such default within five business days; or

iii.

the Borrower shall default in the due observance or performance of any covenant, condition or agreement to be observed or performed pursuant to this Note or any of the Related Documents, including specifically any default in the obligation of Borrower to provide stock to the Escrow Agent, provided it has been given written notice of default and has failed to cure such default within five business days; or

iv.

any representation, warranty or certification made by or on behalf of the Borrower or any affiliate of the Borrower in this Note or any of the Related Documents shall have been incorrect when made; or

v.

the Borrower shall default or fail to make any required payment of any of the obligations of the Senior Indebtedness, when and as the same shall become due and payable, whether at maturity or at a date fixed for prepayment or by acceleration or otherwise;  or

vi.

any event or condition shall occur that results in (A) the acceleration of the maturity of any indebtedness of the Borrower or any of its affiliates, or (B) a default of any indebtedness of the Borrower or any of its affiliates, which continues beyond any applicable period of cure and which would permit the holder to accelerate (automatically or upon notice and declaration) such indebtedness; or

vii.

an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (a) relief in respect of the Borrower or its affiliates, or of a substantial part of its or their property or assets, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (b) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its affiliates, or for a substantial part of any of its or their property or assets, or (c) the winding up or liquidation of the Borrower or any of its affiliates; and such proceeding or petition shall continue undismissed for 60 days, or an order or decree approving or ordering any of the foregoing shall be entered; or

viii.

the Borrower or any of its affiliates shall (a) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (b) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in this section, (c) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its affiliates, or for a substantial part of any of its or their property or assets, (d) file an answer admitting the material allegations of a petition filed against it or them in any such proceeding, (e) make a general assignment for the benefit of creditors, (f) become unable, admit in writing its inability or fail generally to pay its or their debts as they become due or (g) take any action for the purpose of effecting any of the foregoing; or

ix.

one or more judgments for the payment of money in an aggregate amount in excess of $100,000 (to the extent not covered by insurance) shall be rendered against the Borrower or any of its affiliates and the same shall remain undischarged for a period of 30 days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any of its affiliates to enforce any such judgment.

(B)

Acceleration.  If an Event of Default occurs hereunder, then the outstanding principal of and all accrued Interest on this Note shall automatically become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived.  The Holder may rescind an acceleration and its consequences if all existing Events of Default have been cured or expressly waived in writing by Holder if the rescission would not conflict with any judgment or decree.

(C)

Sale of Collateral.  If an Event of Default occurs hereunder, the Holder shall have and may exercise all rights and remedies of a secured party under the Uniform Commercial Code, subject to the rights of the Senior Indebtedness to which the Holder is subordinated.  If any notification of intended disposition of the Collateral is required by law, such notification, if mailed, shall be deemed properly given if mailed at least five days before such disposition in the manner for giving notices hereunder.  Any proceeds of any disposition of the Collateral may be applied by the Holder to the payment of expenses of the Holder in connection with the exercise of its rights or remedies, including reasonable fees and disbursements of attorneys, and any balance of such proceeds may be applied by the Holder to the payment of the Obligations in accordance with the terms of the Note or in such other order of application as the Holder shall determine.

Subject to the rights of the Senior Indebtedness, it is further agreed that Holder may take possession of a pro rata portion of the Collateral and Borrower acknowledges the Holder's right to possession and sale of the Collateral without resort to judicial process.

(D)

Suits for Enforcement.  Upon the occurrence of any Event of Default, the Holder of this Note may proceed to protect and enforce its rights hereunder by suit in equity, action at law or by other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Note or in any of the Related Documents or in aid of the exercise of any power granted in this Note or any of the Related Documents, or may proceed to enforce the payment of this Note, or to enforce any other legal or equitable right of the Holder of this Note.

(E)

In the Event of Default, Borrower agrees that it will pay to the Holder such amounts as shall be sufficient to cover the costs and expenses of such Holder due to such default.

9.

Remedies Cumulative, etc.  No remedy herein conferred upon or reserved to the Holder is intended to be exclusive of any other remedy and each such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity. It is agreed that Holder may enforce all of its rights contemporaneously, and that Holder may pursue all remedies contemporaneously, including both (a) remedies for possession and sale of the Collateral and (b) an action for enforcement of the Note.  No delay or omission of the Holder to exercise any right or power accruing upon any Event of Default shall impair any such right or power, or shall be construed to be a waiver of any such Event of Default or any acquiescence therein, and every power and remedy given by this Agreement to the Holder may be exercised from time to time. Receipt by the Holder of any payment required to be made pursuant to the obligations of the Note with knowledge of the breach of any provisions of this Agreement, the Notes or any of the other Related Documents shall not be deemed a waiver of such breach.  In addition to all other remedies provided in this Agreement, the Holder shall be entitled, to the extent permitted by applicable law, to injunctive relief in case of the violation, or attempted or threatened violation, of any of the provisions of the Note or any of the other Related Documents or to a decree concerning performance of any of the provisions of the Notes or any of the other Related Documents or to any other remedy legally allowed to the Holder.

10.

Security Interest and Rights Not to Be Affected.   Any portion of the Collateral may be released with the written consent of the Holder without affecting the security interest against the remainder.  The taking of additional security, or the extension or renewal of any obligation under the Note shall at no time release or impair the lien against the Collateral or improve the right of any junior lienholder or any person acquiring an interest in the Collateral; and Holder shall remain a third priority security interest on all of the Collateral not expressly released as permitted hereby, until the obligations of the Note shall be paid in full.  Unless otherwise required by law, Borrower shall not have or assert any right, under any statute or rule of law pertaining to the marshalling of assets or other matter whatever, to defeat, reduce or affect the right of the Holder, under the provisions of this Agreement, to a sale of the Collateral for the collection of the obligations secured hereby (without any prior or different resort for collection), or the right of the Holder, under the provisions of this Agreement, to require the payment of the obligations out of the proceeds of sale of the Collateral or any portion thereof in preference to every other person.

11.

Covenants Bind Successors and Assigns.  All the covenants, stipulations, promises and agreements in this Note contained by or on behalf of the Borrower shall bind its successors and assigns, whether so expressed or not.

12.

Notices.  All notices, requests and demands hereunder shall be in writing and () made to the Holder and the Borrower at their respective addresses set forth above, or to such other address as either party may designate by written notice to the other in accordance with this provision, and () deemed to have been given or made: if delivered in person, immediately upon delivery; if by facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by certified mail, return receipt requested, three (3) days after mailing.

13.

GOVERNING LAW.  THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW OF SUCH STATE.

14.

Forum Selection and Consent to Jurisdiction.  Any litigation based on or arising out of, under, or in connection with, this Note shall be brought and maintained exclusively in the courts of the State of New York, New York County.  The parties hereby expressly and irrevocably submit to the jurisdiction of the courts of the State of New York for the purpose of any such litigation as set forth above and irrevocably  agree to  be  bound  by  any  final  judgment  rendered  thereby  in connection with such litigation.  The Borrower further irrevocably consents to the service of process by registered mail, postage prepaid, or by personal service within or without the State of New York. The Borrower hereby expressly and irrevocably waives, to the fullest extent permitted by law, any objection which it may have or hereafter may have to the laying of venue of any such litigation brought in any such court referred to above and any claim that any such litigation has been brought in any inconvenient forum.  To the extent that the Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself or its property, the Borrower hereby irrevocably waives such immunity in respect of its obligations under this Note and the other loan documents.

The Holder and the Borrower hereby knowingly, voluntarily and intentionally waive any rights they may have to a trial by jury in respect of any litigation based hereon, or arising out of, under, or in connection with, the Note, the collateral thereunder, or any other course of conduct relating to this loan transaction.  The Borrower acknowledges and agrees that it has received full and sufficient consideration for this provision and that this provision is a material inducement for the Holder entering into this Note.

15.

Severability.  If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

16.

Costs and Expenses.  Borrower agrees to pay all attorneys' fees incurred in connection with the preparation of this Note and related documents and all escrow fees or expenses incurred in connection with the collateral hereunder.

The Borrower shall further pay to the Holder on demand all attorneys fees', costs and expenses payable in connection with the administration, collection, liquidation, enforcement and defense of the obligations of the Borrower to the Holder hereunder and under the Related Documents, the Holder's rights in the Collateral, this Note, the Related Documents, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof.

17.

Headings.  The headings in this Note are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

18.

Multiple Holders.     If at any time there shall be more than one Holder of this Note, any action required or permitted to be taken by the Holder, including without limitation acceleration of this Note and waiver of any default under this Note, may be taken by those Persons holding a majority in principal amount of this Note outstanding.

19.

Binding Effect.     This Note and the Agreements and all of the covenants, stipulations, promises and agreements of the Company herein shall be binding upon the successors and assigns of the Company, if any, whether or not so expressed in any provision hereof.

IN WITNESS WHEREOF, The Enlightened Gourmet, Inc. has caused this Note to be signed in its corporate name by its President and to be dated the day and year above written.

The Enlightened Gourmet, Inc

By:

___________________________

Name: Alexander L. Bozzi, III

Title: President

CONSENTED TO BY HOLDER

By: ______________________________

Address: